                                                                    Exhibit 99.1

CONTACT: Martin de Laureal                            FOR IMMEDIATE RELEASE
         Stewart Enterprises, Inc.
         1333 S. Clearview Parkway
         Jefferson, LA 70121
         504-729-1400

              STEWART ENTERPRISES, INC. COMPLETES DEBT REFINANCING

NEW ORLEANS, LOUISIANA - February 11, 2005 - Stewart Enterprises, Inc. (Nasdaq
NMS: STEI) (the "Company") announced today the closing of its previously announced private offering of $200 million of its 6 1/4% Senior Notes due 2013 (the "6 1/4% Notes"). The Company has also borrowed $130 million in additional term loan debt under its senior secured credit facility.

The Company has used the net proceeds of the issuance of its 6 1/4% Notes and additional term loan borrowings, together with a portion of its available cash, to purchase the $298.2 million in aggregate principal amount of its outstanding 10 3/4% Senior Subordinated Notes due 2008 (the "10 3/4% Notes") that were tendered as of 5:00 p.m., New York City time, on February 2, 2005 pursuant to the Company's previously announced tender offer and consent solicitation for the 10 3/4% Notes (the "Offer"), and to pay related tender premiums, fees and expenses. The amendments to the indenture governing the 10 3/4% Notes proposed in connection with the Offer, which eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the 10 3/4% Notes, are now operative.

The Offer remains open and is scheduled to expire at 5:00 p.m., New York City time, on February 18, 2005. The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement of the Company dated January 20, 2005, copies of which may be obtained by contacting D.
F. King & Co., Inc., the depositary and information agent for the Offer, at
(212) 269-5550 (collect) or (800) 659-5550 (U.S. toll-free).

The Company has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent for the Offer. Additional information concerning the Offer may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (212) 847-5834 (collect) or (888) 292-0070 (U.S. toll-free).

The 6 1/4% Notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or an available exemption from such registration requirements.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by way of the Offer to Purchase and Consent Solicitation Statement of the Company dated January 20, 2005.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 236 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.